Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2020 (except for Note 18, as to which the date is September 8, 2020), in the Registration Statement (Form F-1) and related Prospectus of iHuman Inc. dated September 8, 2020.

/s/ Ernst & Young Hua Ming LLP
Beijing, the People’s Republic of China
September 8, 2020